Exhibit 99.(i)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated August 29, 2016 on the financial statements and financial highlights of Victory Trivalent International Core Equity Fund of the Victory Portfolios included in the Annual Report to Shareholders for the fiscal year ended June 30, 2016 in Post-Effective Amendment Number 150 to the Registration Statement (Form N-1A, No. 33-8982) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

April 5, 2017